UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 24, 2006

Dynamic Health Products, Inc.

(Exact name of registrant as specified in its charter)

Florida	0-23031	34-1711778
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12399 Belcher Road South, Suite 140, Largo, Florida	33773
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (727) 683-0670

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement;

Item 3.02 Unregistered Sales of Equity Securities.

On May 24, 2006, Dynamic Health Products, Inc. (the “Company”) entered into an agreement with Laurus Master Funds, Ltd, a Cayman Islands corporation (“Laurus”), pursuant to which the Company modified earlier agreements among the parties (the “Amendment Agreement”).

On September 30, 2004, the Company entered into a Securities Purchase Agreement with Laurus whereby the Company completed the sale to Laurus of a secured convertible note in the principal amount of $6,000,000 and a common stock purchase warrant to purchase 1,375,000 shares of the Company’s common stock. In connection therewith, a subsidiary of the Company pledged 347,938 shares of common stock of Geopharma, Inc. which are owned by the subsidiary (the “Geopharma Shares”). On March 30, 2005, the Company entered into agreements with Laurus pursuant to which the Company sold a secured convertible minimum borrowing note with a principal amount of $2,000,000, a secured revolving note with a principal amount not to exceed $4,000,000, and a common stock purchase warrant to purchase 750,000 shares of common stock of the Company (the “2005 Agreement”).

In connection with the 2005 Agreement, the Company has received certain overadvances of funds in the aggregate amount of $572,093.94. The Amendment Agreement provides that Laurus will deliver the Geopharma Shares to the Company to permit the Company, through its subsidiary, to sell sufficient shares to repay Laurus $572,093.94. The sales of Geopharma Shares must be completed by June 5, 2006, at which time the proceeds of such sales will be paid to Laurus and the remaining unsold shares will be delivered to Laurus to be held pursuant to the original pledge agreement.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits. The following documents are filed as exhibits to this report.

Exhibit Number	Description
4.1	Amendment Agreement, dated as of May 24, 2006, by and among Laurus Master Fund, Ltd., Dynamic Health Products, Inc. and Subsidiary

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC HEALTH PRODUCTS, INC.

Date: May 31, 2006	/s/ Mandeep K. Taneja
Mandeep K. Taneja,
Chief Executive Officer

/s/ Cani I. Shuman
Cani I. Shuman,
Chief Financial Officer

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